                                                             Exhibit (13)(c)(ii)

                      Amendment to Broker-Dealer Agreements

     The undersigned, in consideration of the premises and the mutual covenants contained herein, hereby agree to amend the Broker-Dealer Agreements between each of the Broker-Dealers listed on Exhibit A hereto (together with its successors and assigns, "BD") and Deutsche Bank Trust Company Americas, successor in interest to Bankers Trust Company (the "Auction Agent") regarding the Auction Preferred Shares of Van Kampen Trust for Investment Grade Municipals (the "Fund") (each such agreement being referred to hereafter as the "Broker-Dealer Agreement") as set forth below. This Amendment, dated as of October 7, 2005, to each Broker-Dealer Agreement (the "Amendment") is being adopted pursuant to Section 4.6(a) of each Broker-Dealer Agreement.

I. The second paragraph of each Broker-Dealer Agreement is hereby amended to replace such paragraph with the following:

     The Fund has issued seven series of shares of Auction Preferred Shares, par value $.01 per share, liquidation preference $25,000 per share (the "APS") pursuant to its Declaration of Trust, as amended by the Certificate of Vote, as amended (the "Certificate").

II. Section 1.2(g) is amended by deleting such section and replacing it with the following:

(g) "Certificate" shall mean the Certificate of Vote of Trustees Establishing Seven Series of Preferred Shares, as amended, authorizing the issuance of APS filed by the Fund with the office of the Secretary of the Commonwealth of Massachusetts.

III. The first paragraph of Section 2.8 is deleted and replaced with the following:

     On the Business Day next succeeding each Auction Date, the Auction Agent shall pay to BD from moneys received from the Fund an amount equal to the product of (a) (i) in the case of any Auction Date immediately preceding a Rate Period of such series consisting of less than one year, 1/4 of 1%, or (ii) in the case of any Auction Date immediately preceding a Rate Period of such series consisting of one year or more, a percentage agreed upon in writing by the Fund and the Broker-Dealers times (b) a fraction, the numerator of which is the number of days in the Rate Period therefor beginning on such Business Day and the denominator of which is 365 if such Rate Period is less than one year and 360 for all other Rate Periods, times (c) $25,000 times (d) the sum of (1) the aggregate number of shares of such series placed by BD in such Auction that were
(A) the subject of Submitted Bids of Existing Holders submitted by BD and continued to be held as a result of such submission and (B) the subject of Submitted Bids of Potential Holders submitted by BD and purchased as a result of such submission plus (ii) the aggregate number of shares of such series subject to valid Hold orders (determined in accordance with paragraph (d) of Section 3 of the Auction Procedures) submitted to the Auction Agent by BD plus (iii) the number of shares of APS deemed to be subject to Hold Orders by Existing Holders pursuant to paragraph (c) of Section 3 of the Auction Procedures that were acquired by such Existing Holders through BD.


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

IV. Each provision in the Exhibits to the Broker-Dealer Agreement listing the series of the Fund is hereby amended also to include Series E, Series F and Series G as series of the Fund's APS.

V.   Entire Agreement.

     This Amendment contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof.

VI.  Benefits.

     Nothing in this Amendment, express or implied, shall give to any person, other than the Fund, which is a third-party beneficiary of this Amendment, the Auction Agent and BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim under this Amendment.

VII. Amendment; Waiver.

     A. This Amendment shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged and by the Fund.

     B. Failure of either party to this Amendment to exercise any right or remedy hereunder in the event of a breach of this Amendment by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

VIII. Successors and Assigns.

     This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of BD and the Auction Agent.

IX.  Severability.

     If any clause, provision or section of this Amendment shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

X.   Execution in Counterparts.

     This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

XI.  Governing Law.

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     This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in said state.

XII. Effectiveness of Amendment.

     This Amendment shall be effective with respect to a Broker-Dealer Agreement when the parties to such Broker-Dealer Agreement sign this Amendment, regardless of when or whether any or all other BDs listed in Exhibit A hereto sign this Amendment.

                            [Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                        DEUTSCHE BANK TRUST
                                        COMPANY AMERICAS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        [Broker-Dealers]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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

                                    Exhibit A

Deutsche Alex Brown
Advest Inc.
A.G. Edwards
Banc One Securities
Bear Stearns
CS First Boston-PCS
Dean Witter
Oppenheimer/Fahnestock
C.S. First Boston
Fidelity Capital Markets
Goldman Sachs and Co.
Wachovia
Lehman Brothers
Legg-Mason-Wood
Morgan Keegan
Merrill Lynch
Morgan Stanley Inc.
Banc of America
CIBC World Markets
Piper, Jaffray
UBS
RBC Dain Rauscher
Charles Schwab
Citigroup Global Markets Inc.
Chase Sec. of Texas


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